Exhibit 99.1

Stereotaxis Common Stock to Begin Trading on OTCQX on August 4, 2016

ST. LOUIS, MO, August 3, 2016 – Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, announced today that its shares of common stock will be eligible for trading on the OTCQX® Best Market, effective with the open of business on August 4, 2016.

As the premium market for U.S. over-the-counter securities, OTCQX offers transparent and efficient trading of established, investor-focused U.S. and global companies. To qualify for the OTCQX market, companies must meet high financial standards, follow best practice corporate governance, demonstrate compliance with U.S. securities laws, be current in their disclosure, and be sponsored by a professional third-party advisor. The Company expects that its shares will continue to trade on the OTCQX under the Company’s current symbol “STXS.”

On August 2, 2016, Stereotaxis received a letter from The NASDAQ Stock Market LLC notifying the Company that, based upon the Company’s continued non-compliance with the market value of listed securities requirement, which required that Stereotaxis evidence a minimum market capitalization of $35 million, the Company’s securities would be delisted from NASDAQ effective with the open of business on August 4, 2016.

Stereotaxis will continue to file periodic and other required reports with the Securities and Exchange Commission under applicable federal securities laws.

About OTC Markets Group, Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates the OTCQX® Best Market, the OTCQB® Venture Market and the Pink® Open Market for 10,000 U.S. and global securities. Through OTC Link® ATS, it connects a diverse network of broker-dealers that provide liquidity and execution services. It enables investors to easily trade through the broker of their choice and empowers companies to improve the quality of information available for investors.

To learn more about how it creates better informed and more efficient financial markets, visit www.otcmarkets.com. OTC Link ATS is operated by OTC Link LLC, member FINRA/SIPC and SEC regulated ATS.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions, and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. The V-CAS Deflect™ catheter advancement system is available for use in the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com